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                      [BARRY L. FRIEDMAN, P.C. LETTERHEAD]


To Whom It May Concern:                                          January 4, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 4, 2000, on the Financial Statements of Dazzling Investments, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,



/s/ BARRY L. FRIEDMAN
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Barry L. Friedman
Certified Public Accountant